SOURCE: Central European Distribution Corporation

                  BOARD OF DIRECTORS AUTHORIZES REPURCHASE PROGRAM FOR CENTRAL EUROPEAN DISTRIBUTION CORPORATION COMMON STOCK


SARASOTA, Fla., Dec 11 /PRNewswire/ -- Central European Distribution Corporation (NASDAQ: CEDC) announced today that its Board has authorized the repurchase of up to 200,000 shares of its common stock.

William Carey, CEO, pointed out that at today's market price, CEDC believes that its common stock is a great investment. "This program offers us a chance not only to repurchase some of our stock at what we regard as an extremely attractive price, but it should enable us to enhance shareholder value.

The timing of the program will be dictated by overall financial and market conditions.

CEDC is the leading importer of beer, wine and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland, a four billion-dollar market at the retail level in 1999. The Company operates seventeen regional distribution centers in major urban areas throughout Poland, one of Europe's fastest growing economies, from which it distributes many of the world's leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Miller Genuine Draft, Corona, Beck's Pilsner, Fosters', Budweiser Budvar and Guinness Stout beers.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission reports.

For further information please contact Jeffrey Peterson, Executive Vice-President, at 941-330-1558 or visit our Web site at http://www.ced-c.com